Exhibit 99.1
JEFFERSONVILLE BANCORP
PO Box 398
Jeffersonville, NY 12748
845-482-4000
Press Release
For More Information, call: 845-482-4000

Contact:	Wayne Zanetti, President — CEO	For Release
August 11, 2010
Company Press Release
Jeffersonville Bancorp Announces Second Quarter Earnings, Declares Quarterly Dividend
JEFFERSONVILLE, N.Y., August 11, 2010 (PRIME NEWSWIRE) —
Jeffersonville Bancorp, Inc. (NASDAQ — JFBC) announced today second quarter net income of $629,000 ($0.15 earnings per share) compared to $878,000 ($0.21 earnings per share) for the second quarter of 2009. Earnings for the first six months of 2010 were $1,420,000 ($0.34 per share) compared to $1,632,000 ($0.39 per share) in 2009. The decrease in quarterly net income was primarily due to an increase in provision for loan losses of $800,000 partially offset by an increase in net interest income of $551,000 and decreased income taxes of $231,000.
A cash dividend in the amount of thirteen cents ($0.13) per share on the common stock of the company was declared at the August 10, 2010 meeting of the Board of Directors. The dividend is payable on September 1, 2010 to stockholders of record at the close of business on August 23, 2010.
Jeffersonville Bancorp is a one-bank holding company, which owns all the capital stock of The First National Bank of Jeffersonville. “Jeff Bank” maintains twelve full service branches in Sullivan County, New York located in Jeffersonville, Liberty, Monticello, Eldred, Loch Sheldrake, Livingston Manor, Narrowsburg, Callicoon, Wal*Mart/Monticello, Wurtsboro, Bloomingburg and White Lake.